EXHIBIT 99.1
                                                                  March 19, 2003

                      Metris Announces Funding Agreements,
                        Bank Operating Agreement With OCC

MINNETONKA, Minn. (March 19, 2003) - Metris Companies Inc. (NYSE: MXT) announced today that Metris Receivables, Inc., its wholly owned subsidiary, through the Metris Master Trust, has entered into $850 million of 364-day warehouse financing facilities with its bank groups. The availability of funding under these facilities is subject to various conditions, including a net reduction of receivables in the Metris Master Trust. Metris also terminated its $170 million revolving credit facility.

The Company also announced that Metris and its subsidiary, Direct Merchants Credit Card Bank, N.A., entered into an operating agreement late yesterday with the Office of the Comptroller of the Currency (OCC) designed to ensure the ongoing safety and soundness of the bank's operations. The operating agreement includes liquidity and capital maintenance provisions for the bank. By entering into this new agreement, Metris will receive a dividend from its bank in the amount of $155 million. Direct Merchants Credit Card Bank's existing formal agreement with the OCC, signed in April 2002, has been terminated.

"We are pleased to announce these agreements," said David Wesselink, Metris Chairman and CEO. "They provide another step forward in returning the Company to profitability."

Metris also announced that it filed today the operating agreement and related documents with the Securities and Exchange Commission on a Form 8-K Current Report.

Metris Companies Inc. (NYSE: MXT) is one of the nation's leading providers of financial products and services. The company issues credit cards through its wholly owned subsidiary, Direct Merchants Credit Card Bank, N.A. Through its enhancement services division, Metris also offers consumers a comprehensive array of value-added products, including credit protection and insurance, extended service plans and membership clubs. For more information, visit www.metriscompanies.com or www.directmerchantsbank.com.


Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Federal Securities law. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: higher delinquency, charge-off and bankruptcy rates of the Company's target market of moderate-income consumers; risks associated with Direct Merchants Credit Card Bank's ability to comply with its agreement with regulators regarding the safety and soundness of its operations; risks relating to the Company's continuing ability to market its enhancement services and maintain or expand on current levels in that business; interest rate risks; risks associated with acquired portfolios; dependence on the securitization markets and other funding sources; state and federal laws and regulations that limit the Company's business activities, product offerings and fees; privacy laws that could result in lower marketing revenue and penalties for non-compliance; and general economic conditions that can have a negative impact on the performance of loans and marketing of enhancement services. The Company undertakes no obligation to update any forward-looking statements. For further information on factors that could impact the Company, and statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.